EXHIBIT 10.19
AMENDED AND RESTATED SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) is made on [_____], 2025, by DiamondRock Hospitality Company, a Maryland corporation (the “REIT”), and [NAME] (the “Executive”). This Agreement is effective as of [_____], 2025 and amends and restates the Severance Agreement, dated [______], between the REIT and the Executive (the “Prior Agreement”).
1.Purpose
The REIT considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the REIT (the “Board of Directors”) recognizes that, as in the case with many corporations, the possibility of a termination of employment exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the distraction of key management personnel to the detriment of the REIT and its stockholders. Therefore, the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the REIT’s key management. Nothing in this Agreement shall be construed as creating an express or implied contract of employment or shall otherwise modify the Executive’s at-will employment relationship with the REIT and, except as otherwise agreed in writing between the Executive and the REIT, the Executive shall not have any right to be retained in the employ of the REIT.
2.Definitions
(a)Accrued Obligations. “Accrued Obligations” shall mean (i) accrued and unpaid base salary through the Date of Termination, and (ii) unreimbursed business expenses under DiamondRock Group policies then in effect, and (iii) earned and accrued vacation pay and/or paid time off, if applicable, to the extent not theretofore paid. In addition, in the event the Executive’s annual bonus for the REIT’s most recently completed fiscal year has not yet been paid to the Executive, then Accrued Obligations also shall include such prior fiscal year’s earned, accrued and unpaid bonus, which shall be paid to the Executive when annual bonuses are paid to similarly-situated employees for such completed fiscal year (and in all events within two and one-half (2 ½) months following the end of the fiscal year to which such annual bonus relates).
(b)Cause. “Cause” for termination shall mean a determination by the Board of Directors in good faith that any of the following events has occurred: (i) indictment of the Executive of, or the conviction or entry of a plea of guilty or nolo contendere by the Executive to, any felony, or any misdemeanor involving moral turpitude; (ii) the Executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the REIT, DiamondRock Hospitality Limited Partnership (the “Operating Partnership”) and their subsidiaries (the REIT, the Operating Partnership and their subsidiaries are hereinafter referred to as the “DiamondRock Group”) other than an occasional and de minimis use of DiamondRock Group property for personal purposes; (iii) the Executive’s willful failure or gross negligence in the performance of the Executive’s assigned duties for the DiamondRock Group, which failure or gross negligence

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continues for more than 5 days following the Executive’s receipt of written or electronic notice of such willful failure or gross negligence from the Board of Directors or the Chief Executive Officer; (iv) any act or omission of the Executive that has a demonstrated and material adverse impact on the DiamondRock Group’s reputation for honesty and fair dealing or any other conduct of the Executive that would reasonably be expected to result in injury to the reputation of the DiamondRock Group; or (v) the Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the REIT to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate, destroy or fail to produce documents or other materials.
For purposes of this Section 2(b), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the DiamondRock Group shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the DiamondRock Group. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board of Directors, finding that, in the good faith opinion of the Board of Directors, the Executive has engaged in the conduct described in this Section 2(b); provided, that if the Executive is a member of the Board of Directors, the Executive shall not vote on such resolution.
(c)Change in Control. “Change in Control” shall mean any of the following events:
(i)The conclusion of the acquisition (whether by a merger or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related transactions, of Beneficial Ownership of more than 50% of (1) the REIT’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of the REIT’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
(ii)The merger or consolidation of the REIT with or into any other Person other than a Qualified Affiliate, if the directors immediately prior to the merger or consolidation cease to be the majority of the Board of Directors at any time within 12 months of the completion of the merger or consolidation;
(iii)Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of the REIT or the Operating Partnership; or

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(iv)Incumbent Directors cease, for any reason, to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation.
A Change in Control shall also be deemed to have occurred upon the completion of a tender offer for the REIT’s securities representing more than 50% of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.
For purposes of this definition of Change in Control, the following definitions shall apply: (A) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; (C) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the REIT’s securities; and (D) “Qualified Affiliate” shall mean (I) any directly or indirectly wholly owned subsidiary of the REIT or the Operating Partnership; (II) any employee benefit plan (or related trust) sponsored or maintained by the REIT or the Operating Partnership or by any entity controlled by the REIT or the Operating Partnership; or (III) any Person consisting in whole or in part of the Executive or one or more individuals who are then the REIT’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933, as amended) of the REIT as indicated in its most recent securities filing made before the date of the transaction.
If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.
(d)Date of Termination. “Date of Termination” shall mean the actual date of the Executive’s termination of employment with the REIT.

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(e)Disability. “Disability” shall mean if the Executive is unable to perform the essential functions of the Executive’s position with the REIT, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to result in the Executive’s inability to perform the essential functions of the Executive’s position with the Company, with or without reasonable accommodation, for a continuous period of not less than 12 months. If the Executive’s Disability would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the Executive’s Disability must also constitute a “disability” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
(f)Good Reason. “Good Reason” for the Executive’s voluntary termination shall mean the occurrence of one of the following events, without the Executive’s prior written consent: (i) a material diminution in the Executive’s duties or responsibilities or any material demotion from the Executive’s current position at the REIT, including, without limitation: (A) if the Executive is the CEO, either discontinuing the Executive’s direct reporting to the Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisitions and operations, including, without limitation, following a Change in Control, the Executive’s ceasing to report to the board of directors of the ultimate parent entity of the REIT (or its successor), and/or the Executive’s ceasing to serve as the chief executive officer of such ultimate parent entity; or (B) if the Executive is not the CEO, discontinuing the Executive’s reporting directly to the CEO, including, without limitation, following a Change in Control, the Executive’s ceasing to report to the chief executive officer of the ultimate parent entity of the REIT (or its successor), and/or the Executive’s ceasing to serve as an executive officer of such ultimate parent entity; or (C) if the Executive is the Chief Accounting Officer, discontinuing the Executive’s reporting directly to the Chief Financial Officer or to the Chief Executive Officer; (ii) if the Executive is a member of the Board of Directors, the failure of the REIT or its affiliates to renominate the Executive for election as a Director of the REIT; (iii) a requirement that the Executive work principally from a location outside the 50 mile radius from the REIT’s address, except for required travel on the REIT’s business to the extent substantially consistent with the Executive’s business travel obligations on the date hereof; (iv) a material breach by the REIT of its obligations to the Executive under this Agreement or any other written agreement with Executive; (v) failure to pay the Executive any compensation, benefits or to honor any indemnification agreement to which the Executive is entitled within 30 days of the date due, other than administrative errors that are corrected by the REIT within 15 days after the Executive provides the REIT with written notice of such failure; or (vi) the occurrence of any of the following events or conditions in the year immediately following a Change in Control: (A) a reduction in the Executive’s annual base salary, annual bonus opportunity or target annual long-term incentive opportunity as in effect immediately prior to the Change in Control; and (B) the failure of the REIT to obtain an agreement, reasonably satisfactory to the Executive, from any successor or assign of the REIT to assume and agree to adopt this Agreement for a period of at least two years from the Change in Control. In order to resign for Good Reason, the Executive must provide written notice of the event giving rise to Good Reason to the REIT within 90 days after the condition arises, allow the REIT 30 days to cure such condition, and if the REIT fails to cure the condition within such

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period, then the Executive’s resignation from all positions Executive then holds with the DiamondRock Group must be effective not later than 90 days after the end of the foregoing cure period.
(g)Restricted Period. The “Restricted Period” shall mean the period of the Executive’s employment with the REIT, which Restricted Period shall be extended for an additional period of 12 months following the Date of Termination if the Executive is entitled to, and receives, the cash severance specified under Section 3(b)(ii) or 3(e)(ii) hereof.
(h)Retirement. “Retirement” shall mean a retirement by the Executive if the Executive has been designated as an eligible retiree by the Board of Directors and such retirement is approved by the Board of Directors, as determined in the Board of Director’s sole discretion.
3.Effect of Termination
(a)Any Termination. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the REIT, the Operating Partnership or any of their respective subsidiaries or affiliates upon the termination of the Executive’s employment for any reason. If the Executive’s employment with the REIT terminates for any reason, the Executive shall be entitled to any Accrued Obligations, and, except as required by applicable law, the Executive shall have no other rights or claims against the DiamondRock Group except to receive the payments and benefits described in this Section 3. Upon the Executive’s termination of employment, the REIT shall have no further obligations to the Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter the Executive’s rights under any employee benefit plan of the REIT in which the Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
None of the benefits described in this Section 3 (other than the Accrued Obligations) will be payable unless (i) the Executive has signed a separation agreement, in substantially the form attached hereto as Exhibit A (the “Separation Agreement”), which shall include, without limitation, a general release releasing the DiamondRock Group, its affiliates including the REIT and the Operating Partnership, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment and (ii) the Executive has resigned from any all officer and board member positions that the Executive holds with the REIT, the Operating Partnership or any of their respective subsidiaries or affiliates upon the termination of the Executive’s employment for any reason. In addition, the benefits described in this Section 3 (other than Accrued Obligations) are conditioned upon the Executive’s ongoing compliance with the Executive’s restrictions, covenants and promises under Sections 4, 5, 6, 7, 9 and 11(e) below (as applicable). If Executive fails to execute the Separation Agreement on or prior to the Separation Agreement Expiration Date (as defined below) or timely revokes the Executive’s acceptance of the Separation Agreement thereafter, or the Separation Agreement does not become effective and irrevocable within 60 days following the Date of Termination (the “Separation Agreement Deadline”), the

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Executive shall not be entitled to any payments or benefits otherwise conditioned on the Separation Agreement. For purposes hereof, “Separation Agreement Expiration Date” shall mean (i) if the Executive is under 40 years old as of the Date of Termination, the date that is 7 days following the date upon which the REIT timely delivers the Separation Agreement to the Executive, or such shorter time prescribed by the REIT, and (ii) if the Executive is 40 years or older as of the Date of Termination, the date that is 21 days following the date upon which the REIT timely delivers the Separation Agreement to the Executive, or, if the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.
Notwithstanding anything herein to the contrary, in order to effectuate the accelerated vesting contemplated by this Section 3, the forfeiture of any unvested portion of the Executive’s unvested time-based restricted stock awards and LTIP Units (as defined in the Amended and Restated Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership, as further amended from time to time) that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Separation Agreement (at which time acceleration will occur as provided in this Section 3) (the “Accelerated Vesting Date”), or (B) the date that the Separation Agreement can no longer become fully effective prior to the Separation Agreement Deadline (at which time the unvested portion of the Executive’s time-based restricted stock awards and LTIP Units will be forfeited). Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, no additional time-based vesting of the Executive’s time-based restricted stock awards and LTIP Units shall occur during the period between the Date of Termination and the Accelerated Vesting Date. Notwithstanding the foregoing, in the event an equity compensation award agreement or the plan pursuant to which an equity compensation award was granted provides for more favorable treatment of equity compensation awards upon a Change in Control or the Executive’s termination of employment, nothing in this Agreement is intended to limit the Executive’s right to such more favorable treatment as provided in such equity compensation award agreement or plan.
(b)Termination by the REIT without Cause or by Executive for Good Reason. Except as set forth in Section 3(e), if the REIT terminates the Executive’s employment without Cause, or the Executive terminates the Executive’s employment for Good Reason, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:
(i)a pro-rata bonus for the fiscal year in which the Date of Termination occurs determined through the Date of Termination and calculated based on the target bonus for such fiscal year to be paid within 90 days after the Date of Termination;
(ii)an amount equal to (A) [three] OR [one and a half] times (B) the sum of (I) the Executive’s base salary in effect immediately prior to the Date of Termination, and (II) the Executive’s target annual bonus, to be paid within 90 days after the Date of Termination;

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(iii)a lump sum payment in an amount equal to the sum of (A) (I) 18, multiplied by (II) the monthly premium that the Executive is required to pay for continuation coverage pursuant to COBRA for the Executive and the Executive’s eligible dependents who were covered under the DiamondRock Group’s health plans as of the Date of Termination (calculated by reference to the premium as of the Date of Termination) (the “COBRA Severance Payment”), plus (B) a tax gross-up (the “COBRA Gross-Up”) for any federal and state income and employment taxes the Executive is required to pay resulting from the COBRA Severance Payment and from the COBRA Gross-Up, which COBRA Gross-Up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), payable in cash within 90 days following the Date of Termination;
(iv)vesting as of the Date of Termination of 100% of all unvested time-based restricted stock awards and LTIP Units that were granted to the Executive at least 12 months prior to the Date of Termination and that were granted in connection with the Company’s annual long-term incentive program, to the extent permitted by law; and
(v)vesting as of the Date of Termination of unvested time-based restricted stock awards and LTIP Units that were granted to the Executive less than 12 months prior to the Date of Termination and that were granted in connection with the Company’s annual long-term incentive program, to the extent permitted by law, multiplied by a fraction, the numerator of which is the number of days the Executive is employed from the date of grant of such awards through the Date of Termination, and the denominator of which is 365 (or 366, as applicable).
(vi)The treatment of equity compensation awards upon the Executive’s termination of employment that are either not solely subject to time-based vesting (such as restricted stock which vests based on one or more performance metrics) or not granted in connection with the Company’s annual long-term incentive plan will be governed by the individual grant agreements and/or the applicable plans covering such awards.
(c)Termination In the Event of Death or Disability. If the Executive’s employment terminates because of the Executive’s death or Disability, then in addition to the benefits under Section 3(a) above, the Executive (or the Executive’s estate or other legal representatives, as the case may be) shall be entitled to receive:
(i)a pro-rata bonus for the fiscal year in which the Date of Termination occurs determined through the Date of Termination

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and calculated based on the target bonus for such fiscal year to be paid within 90 days after the Date of Termination;
(ii)a lump sum payment in an amount equal to the sum of (A) the COBRA Severance Payment, plus (B) the COBRA Gross-Up, which COBRA Gross-Up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), payable in cash within 90 days following the Date of Termination; and
(iii)vesting as of the Date of Termination of 100% of all unvested time-based restricted stock awards and LTIP Units, to the extent permitted by law. The treatment of equity compensation awards upon the Executive’s death or Disability that are not solely time-based vesting (such as restricted stock which vests based on one or more performance metrics) will be specified in the individual grant agreements and/or the applicable plans covering such awards.
(d)Termination In the Event of Retirement. If the Executive’s employment terminates because of the Executive’s Retirement, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:
(i)a pro-rata bonus for the fiscal year in which the Date of Termination occurs determined through the Date of Termination and calculated based on the target bonus for such fiscal year to be paid within 90 days after the Date of Termination; and
(ii)notwithstanding the Retirement by the Executive, all unvested time-based restricted stock awards and LTIP Units shall continue to vest at the times and on the terms as set forth in the relevant restricted stock award agreements as if the Executive remained continuously employed by the REIT from the Date of Termination through each such vesting date. The treatment of equity compensation awards upon the Executive’s Retirement that are not solely time-based vesting (such as restricted stock which vests based on one or more performance metrics) will be specified in individual grant agreements and/or the applicable plans covering such awards.
(e)Termination In the Event of a Change in Control. If the Executive’s employment terminates without Cause or for Good Reason, in either case during the 12 months immediately following a Change in Control, then in addition to the benefits under Section 3(a) above and in lieu of the benefits provided in Section 3(b), the Executive shall be entitled to the following:
(i)a pro-rata bonus for the fiscal year in which the Date of Termination occurs determined through the Date of Termination

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and calculated based on the target bonus for such fiscal year to be paid within 90 days after the Date of Termination (for the avoidance of doubt, the pro-rated bonus amount shall be calculated prior to giving effect to any reduction in the Executive’s target annual bonus opportunity giving rise to the Executive’s resignation for Good Reason);
(ii)an amount equal to (A) [three] or [one and a half] times (B) the sum of (I) the Executive’s base salary in effect immediately prior to the Date of Termination, and (II) the Executive’s target annual bonus, to be paid within 90 days after the Date of Termination (for the avoidance of doubt, the base salary and pro-rated bonus amount shall be calculated prior to giving effect to any reduction in the Executive’s base salary or target annual bonus opportunity giving rise to the Executive’s resignation for Good Reason);
(iii)a lump sum payment in an amount equal to the sum of (A) the COBRA Severance Payment, plus (B) the COBRA Gross-Up, which COBRA Gross-Up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), payable in cash within 75 days following the Date of Termination; and
(iv)vesting as of the Date of Termination of 100% of all unvested time-based restricted stock awards and LTIP Units, to the extent permitted by law. The treatment of equity compensation awards upon the Executive’s termination of employment that are not solely time-based vesting (such as restricted stock which vests based on one or more performance metrics) will be specified in the individual grant agreements and/or the applicable plans covering such awards.
(f)Excise Tax In the Event of a Change in Control. In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or termination of the Executive’s employment) including any payments, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (the “Payments”), are subject to the excise tax (the “Excise Tax”) imposed by Section 4999 (as it may be amended or replaced) of the Code; then
(i)If the reduction of the Payments to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax benefit than if such amounts were not reduced, then the Payments shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the Payments, if applicable, shall be made by reducing first the cash Payments, and then by reducing

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other Payments to the extent permitted by any applicable plan and/or agreement. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Executive on an after tax basis and in a manner that complies with and does not result in the imposition of additional taxes on the Executive under Section 409A of the Code, and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
(ii)If the reduction for the Payments to the Safe Harbor Cap would not result in a greater after-tax result to the Executive, no Payments shall be reduced pursuant to this provision.
(iii)The determination of whether the Excise Tax is payable and the amount thereof shall be made in writing in good faith by an independent certified public accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the REIT and approved by the Executive, such approval not to be unreasonably withheld (the “280G Firm”). For purposes of making the calculations required by this Section 3(f), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The REIT and the Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 3(f). The REIT shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 3(f).
4.Non-Disparagement
Except as provided in Section 10 below, the Executive agrees that the Executive will not, whether during or after the Executive’s employment with the REIT, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (a) in any way could disparage the DiamondRock Group or any officers, executives, directors, partners, managers, members, principals, employees, representatives, or agents of the DiamondRock Group, or which foreseeably could or reasonably could be expected to harm the reputation or goodwill of any of those persons or entities, or (b) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else. The Executive further acknowledges and agrees that any statement by any member of the Executive’s immediate family that would be prohibited by the foregoing if made by the Executive shall be considered to be statement made by the Executive.
5.Confidential Information and Return of Property

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(a)Confidential Information. Except as provided in Section 10 below, during and after the Executive’s employment with the REIT, except as reasonably necessary in furtherance of the Executive’s legitimate job duties on behalf of the DiamondRock Group, the Executive shall use best efforts and utmost diligence to preserve, protect, and prevent the disclosure of Confidential Information, and shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. “Confidential Information” means confidential or proprietary information concerning the DiamondRock Group’s business, business relationships or financial affairs that the DiamondRock Group has not released to the general public. Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, trade secrets, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for the DiamondRock Group, to the extent that such information has been treated as confidential by the DiamondRock Group. Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the DiamondRock Group, to the extent that such information has been treated as confidential by the DiamondRock Group. Such information is, and shall remain, the exclusive property of the DiamondRock Group. Notwithstanding the foregoing, Confidential Information shall not include any of the categories of information listed above which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive, or (ii) becomes known to the Executive on a non-confidential basis from a source other than the DiamondRock Group. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, (1) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.
(b)Return of Property. Upon the termination of the Executive’s employment with the REIT or at any earlier time as may be specified by the REIT, the Executive shall return to the DiamondRock Group all DiamondRock Group property, including but not limited to security cards, identification badges, credit cards, laptops, printers, fax machines, external media devices, and all documents, files or other written instruments (including copies), whether such material is in paper form or electronic or recorded format.
6.Non-Competition
(a)Non-Competition. Subject to Section 6(b) hereof, the Executive agrees that, during the Restricted Period, the Executive shall not, without the prior express written consent of the REIT, directly or indirectly, anywhere in the United States, own an interest in,

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join, operate, control or participate in, or be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, any lodging-oriented real estate investment company. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a real estate investment company. The restrictions of this Section 6(a) shall not apply if the Executive’s employment with the REIT is terminated without Cause by the Company or with Good Reason by the Executive effective during the 12-month period immediately following a Change in Control.
(b)Board’s Discretion. Notwithstanding anything contained herein, the Board of Directors retains the right, in its sole discretion, to shorten or eliminate any postemployment Restricted Period for Executive.
7.Non-Solicitation of Employees. The Executive agrees that while he or she is employed as an employee of the REIT and for a period of 12 months after the termination of the Employee’s employment with the REIT for whatever reason, the Executive shall not, without the express written consent of the REIT, hire, solicit, recruit, induce or procure (or assist or encourage any other person or entity to hire, solicit, recruit, induce or procure), directly or indirectly or on behalf of the Executive or any other person or entity, any officer, executive, director, partner, principal, member, or non-clerical employee of the DiamondRock Group or any person who was an officer, executive, director, partner, principal, member, or non-clerical employee of the DiamondRock Group at any time during the final year of the Executive’s employment with the REIT, to work for the Executive or any person or entity with which the Executive is or intends to be affiliated or otherwise directly or indirectly encourage any such person to terminate the Executive’s employment or other relationship with the DiamondRock Group without the prior express written consent of the REIT. Notwithstanding anything contained herein, the foregoing shall not restrain the Executive from hiring, soliciting, recruiting, inducing or procuring any person to work for the Executive or any person or entity with which the Executive is or intends to be affiliated if such person was either terminated by the REIT or such person resigned for Good Reason. In addition, the Board of Directors retains the right, in its sole discretion, to release Executive from Executive’s obligations under this Section 7.
8.Injunctive Relief. The Executive understands that the restrictions contained in Sections 4, 5, 6 and 7 of this Agreement are intended to protect the REIT’s interests in its proprietary information, goodwill, and its employee and investor relationships, and agrees that such restrictions (and the scope and duration thereof) are necessary, reasonable and appropriate for this purpose. The Executive acknowledges and agrees that it would be difficult to measure any damages caused to the REIT which might result from any breach by the Executive of the Executive’s promises and obligations under Sections 4, 5, 6 and/or 7, that the REIT would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Therefore, the Executive agrees and consents that the REIT shall be entitled to an injunction or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise) to restrain any such breach or threatened breach without showing or proving any actual damage to the REIT. The REIT shall be entitled to an award of its attorneys’ fees and costs incurred in enforcing the Executive’s obligations under Sections 4, 5, 6, 7, 9 and 11(e).

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9.Compensation Recovery Acknowledgement. The Executive acknowledges that the Executive is a “Covered Person” for purposes of the Company’s Compensation Recovery Policy, adopted as of August 1, 2023 and as may be amended from time to time (the “Compensation Recovery Policy”). The Executive agrees that in the event of “Material Financial Restatement,” as defined in the Compensation Recovery Policy, and a demand by the Company for return of any “Erroneously Awarded Compensation,” as defined in the Compensation Recovery Policy, the Executive shall promptly return any such Erroneously Awarded Compensation, regardless of whether such demand is made during or after the Executive’s employment.
10.Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits the Executive's ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive's ability or that of any other person to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive's ability or that of any other person to provide documents or other information to a Government Agency, without notice to or cooperation with the Company, nor does anything contained in this Agreement restrict the Executive or any other person from providing truthful testimony or statements in litigation, pursuant to a court order, subpoena, or written request from an administrative agency or legislature, or as otherwise required by law or legal process; provided that the Executive may not share any communication or other information that is subject to the Company’s attorney-client privilege. Further, nothing in this Agreement limits the Executive’s ability to exercise any right the Executive may have under Section 7 of the National Labor Relations Act, if applicable, or discuss or disclose information about unlawful acts in the workplace, such as discrimination, harassment retaliation, or any other conduct the Executive believes to be unlawful. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive's behalf, or if any other third party pursues any claim on the Executive's behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
11.Miscellaneous
(a)409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Each installment in a series of

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payments shall be deemed a separate payment for purposes of Section 409A of the Code. For purposes of this Agreement, all references to the Executive’s “termination of employment” shall mean the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). If any payments hereunder are subject to the requirements of Section 409A of the Code (determined after taking into account the “short-term deferral” rule in Treasury Regulation Section 1.409A-1(b)(4), the “two-year, two-time” rule described in Treasury Regulation Section 1.409A-1(b)(9), and any other available exception from such requirements), then (i) such payments will be paid on the 60th day following Executive’s Separation from Service to the extent required to avoid any adverse treatment under Section 409A, and (ii) if the Executive is a “specified employee” (as determined by the REIT in accordance with Treasury Regulation Section 1.409A-1(i)) as of his or her Date of Termination, then such payments shall be subject to the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code. Each payment that is subject to such six-month delay rule shall be made, without interest, on the later of (i) the first payroll date that is at least six months after the Executive’s Separation from Service (or, if earlier, as soon as practicable after the Executive’s death) or (ii) the date when such payment would otherwise be due under the terms of this Agreement. To the extent required by Section 409A of the Code, any reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary contained in this Agreements, in the event that any of the Executive’s compensation or equity awards have been deferred by the Executive, such deferred cash compensation or equity awards shall be distributed to the Executive in accordance with the deferral elections made by the Executive or the applicable awards agreements pursuant to which the equity awards were granted, and in all events in accordance with Section 409A of the Code.
(b)Tax Withholding. All payments made by the REIT under this Agreement shall be net of any tax or other amounts required to be withheld by the REIT under applicable law.
(c)No Mitigation. The REIT agrees that, if the Executive’s employment with the REIT is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the REIT pursuant to Section 3 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the REIT or otherwise.
(d)No Offset. Except as provided in Section 9, the REIT’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off,

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counterclaim, recoupment, defense or other right which the REIT, the Operating Partnership or any of their subsidiaries may have against the Executive or others unless such set-off, counterclaim, recoupment, defense, or other right arises from the Executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the REIT, the Operating Partnership and their subsidiaries.
(e)Litigation and Regulatory Cooperation. Except as provided in Section 10, during and after the Executive’s employment, the Executive shall reasonably cooperate with the REIT in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the REIT which relate to events or occurrences that transpired while the Executive was employed by the REIT; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the REIT at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the REIT in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the REIT. The REIT shall also provide the Executive with compensation on an hourly basis (to be derived from the sum of the Executive’s Base Salary and average annual incentive compensation as of the Date of Termination) for requested litigation and regulatory cooperation that occurs after the Executive’s Date of Termination (other than for time spent testifying and related travel and waiting time), and reimburse the Executive for all costs and expenses incurred in connection with the Executive’s performance under this Section 11(e), including, but not limited to, reasonable attorneys’ fees and costs.
(f)Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:
If to the REIT, to:
DiamondRock Hospitality Company
2 Bethesda Metro, Suite 1400
Bethesda, MD 20814
Facsimile: (240) 744-1199
Attn: 1) Chief Executive Officer; 2) Lead Director; and 3) Chairman of the Board
If to the Executive, to the most recent address set forth on the REIT's personnel records

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or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice. Notices also may be given electronically via email and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a written copy of such notice sent in any permissible manner provided in the preceding sentence.
(g)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
(h)Entire Agreement. This Agreement, together with any indemnification agreement between the Executive and the REIT entered into in connection with the Executive’s employment, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement, except that if and to the extent that any agreement that grants equity to the Executive states expressly that any provision of such agreement supersedes or otherwise applies notwithstanding the terms of any severance or employment agreement between the Executive and the REIT or any other member of the DiamondRock Group, such provision shall supersede or otherwise apply in place of any conflicting provision of this Agreement.
(i)Amendment. This Agreement may be amended or modified only by a written instrument executed by both the REIT and the Executive.
(j)Governing Law and Forum. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles, by a court of competent jurisdiction located within the State of Maryland.
(k)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the REIT may be merged or which may succeed to its assets or business or any entity to which the REIT may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by the Executive.
(l)Waiver. No delays or omission by the REIT or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the REIT or the Executive on any one occasion shall be effective only in that instance (and only if in writing and signed by an authorized agent of the REIT) and shall not be construed as a bar or waiver of any right on any other occasion.
(m)Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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(n)Severability; Judicial Modification. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. In the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of Sections 4, 5, 6 or 7) is determined by a court or arbitrator of competent jurisdiction to be invalid, illegal or otherwise unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be reformed and deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable and shall be enforced by said court or arbitrator accordingly.
(o)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
DIAMONDROCK HOSPITALITY COMPANY
By:

EXECUTIVE

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Exhibit A

Form of Separation Agreement

(Attached)

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FORM OF SEPARATION AGREEMENT
[The language in this Separation Agreement may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Separation Agreement document.]
This Separation Agreement (the “Agreement”) is made by and between [_____] (“Executive”) and DiamondRock Hospitality Company, a Maryland corporation (the “REIT”), effective as of the Effective Date (as defined below). This Agreement constitutes the “Separation Agreement” referenced in Section 3(a) of the Amended and Restated Severance Agreement dated [_____], 2025, between the Executive and the REIT (the “Severance Agreement”).
In consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
(p)1.    Last Day of Employment. The Executive’s employment with the REIT, DiamondRock Hospitality Limited Partnership (the “Operating Partnership”) and their subsidiaries (the REIT, the Operating Partnership and their subsidiaries are hereinafter referred to as the “DiamondRock Group”) ended on [_____] (the “Date of Termination” as defined in Section 2(d) of the Severance Agreement). Effective as of the Date of Termination, the Executive hereby confirms his or her resignation from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the DiamondRock Group and their affiliates or any benefit plans of the DiamondRock Group and their affiliates and shall take all actions reasonably requested by the REIT to effectuate the foregoing.
2.Compensation Through Separation Date.
(q)Accrued Obligations; Expense Reimbursements. The Executive acknowledges that the DiamondRock Group has paid the Executive all of the “Accrued Obligations” (as defined in the Severance Agreement) through the Date of Termination; provided, that to the extent that the Executive incurred business expenses during the Executive’s employment that are reimbursable under the DiamondRock Group’s business expense reimbursement policies, such expenses shall be reimbursed subject to the Executive’s compliance with the documentation, submission timing and any other requirements of such policies and related practices. The Executive acknowledges that all previously submitted business expense claims have been properly reimbursed to the extent authorized under the DiamondRock Group’s business expense reimbursement policies and practices.
(r)Benefits. Subject to Section 3 below, the Executive’s entitlement to benefits from the DiamondRock Group, and eligibility to participate in the DiamondRock Group’s benefit plans, shall cease on the Date of Termination, except to the extent the Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive and any covered dependents, in accordance with the provisions of COBRA.

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3.Consideration. In exchange for the Executive’s promises contained herein, including, but not limited to, the release of claims in Section 4, and subject to the occurrence of the Effective Date as required under Section 20 of this Agreement, the Executive shall be entitled to receive the separation payments and benefits set forth in Section 3[Insert Applicable Subsection] of the Severance Agreement, which shall be the exclusive benefits to which the Executive is entitled in connection with the Executive’s termination of employment, unless the Executive fails to comply with the provisions of this Agreement, in which case the second sentence of Section 6 of this Agreement shall apply.
4.General Release of Claims. For the Executive and the Executive’s heirs, legal representatives, and assigns, the Executive hereby releases and forever discharges the DiamondRock Group and their parent corporations and all of their affiliates, subsidiaries, divisions, successors, predecessors, successors-in-interest and assigns, and all of its and their past and present officers, directors, agents, shareholders, employees, insurers, successors, assigns, representatives, and attorneys (hereinafter, the “Released Parties”) from any and all claims charges, debts, demands, damages, liabilities or actions of any kind, whether known or unknown, anticipated or unanticipated, past or present, contingent or fixed, that the Executive has or may have against any of the Released Parties that are based upon any acts or events that occurred on or before the date on which this Agreement is executed by the Executive (together, “Claims”), including, but not limited to, Claims arising under federal, state, or local statutory or common law, such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., 42 U.S.C. §1981, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, Article 49B of the Maryland Code, the Maryland Equal Pay Act, Title 20 of the State Government Article of the Maryland Annotated Code, [Additional State Specific Provisions to be Included As Applicable], and the law of contract and tort. The Claims released by the Executive include without limitation all wage Claims which have been or could have been asserted, or which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage Claim that was or could have been asserted. The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. As a material inducement to the REIT to enter into this Agreement, the Executive represents that the Executive has not assigned any Claim to any third party and that the Executive has not filed or otherwise initiated any lawsuit with any court relating to any Claims being released by the Executive under this Agreement.
Notwithstanding the generality of the foregoing, the Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (i) the Executive’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) the Executive’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the DiamondRock Group; (iii) the Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that the Executive hereby releases the Executive’s right to receive damages in any such proceeding brought by Employee or on the Executive’s behalf; (iv) the Executive’s right to communicate directly with the U.S. Securities and Exchange

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Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) the Executive’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, the Executive does not need to notify or obtain the prior authorization of the REIT to exercise any of the foregoing rights. Furthermore, the Executive does not release hereby any rights that the Executive may have relating to (i) indemnification by the DiamondRock Group under any indemnification agreement with the DiamondRock Group, the REIT’s Bylaws or any applicable law or under any applicable insurance policy with respect to the Executive’s liability as an employee of the DiamondRock Group; (ii) the Executive’s vested accrued benefits under the DiamondRock Group’s benefits and compensation plans; and (iii) the DiamondRock Group’s executory obligations to the Executive under the Severance Agreement or this Agreement.
5.No Consideration Absent Execution of this Agreement. The Executive understands and agrees that the Executive would not be entitled to the separation benefits under Section 3 of this Agreement, except for the Executive’s execution of this Agreement and the fulfillment of the promises contained herein.
6.Continuing Obligations; Protected Disclosures and Other Protected Actions.
(a)The Executive acknowledges and expressly reaffirms that the Executive’s obligations under the Severance Agreement shall continue in effect, including without limitation, those obligations under Sections 4 (Non-Disparagement), 5 (Confidential Information), 6 (Non-Competition), 7 (Non-Solicitation of Employees), and 11(e) (Litigation and Regulatory Cooperation), the terms of which are hereby incorporated by reference as material terms of this Agreement. The REIT shall be entitled to cease all separation payments and benefits to the Executive in the event of the Executive’s noncompliance with this Section 6. For its part, the REIT agrees to direct each of its executive officers and the members of its Board of Directors not to make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (i) in any way could disparage the Executive, or which foreseeably could or reasonably could be expected to harm the Executive’s reputation or goodwill, or (ii) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.
(b)The Executive acknowledges that the REIT has provided Employee with the notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act set forth in Section 5(a) of the Severance Agreement, which is incorporated herein by reference. Nothing contained in this Agreement or the Severance Agreement limits the Executive's ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement or the Severance Agreement limits the Executive’s ability or that of any other person to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive's ability or that of any other person to provide documents or other information to a Government Agency, without notice to or cooperation with the DiamondRock Group, nor does anything contained in this Agreement or the Severance Agreement restrict the Executive or any other person from providing truthful testimony or statements in litigation, pursuant to a court order, subpoena, or written request from an administrative agency or legislature, or as otherwise required by law or legal process; provided that the Executive may not share any communication or other information that is subject to the DiamondRock Group’s attorney-client privilege. Further, nothing in this Agreement or the Severance Agreement limits the Executive’s ability to exercise

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any right the Executive may have under Section 7 of the National Labor Relations Act, if applicable, or discuss or disclose information about unlawful acts in the workplace, such as discrimination, harassment retaliation, or any other conduct the Executive believes to be unlawful. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive's behalf, or if any other third party pursues any claim on the Executive's behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement or the Severance Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
7.Compensation Recovery Policy Acknowledgment. The Executive acknowledges that he or she is a “Covered Person” for purposes of the REIT’s Compensation Recovery Policy, adopted as of August 1, 2023 (the “Compensation Recovery Policy”). The Executive agrees that in the event of “Material Financial Restatement,” as defined in the Compensation Recovery Policy, and a demand by the REIT for return of any “Erroneously Awarded Compensation,” as defined in the Compensation Recovery Policy, the Executive shall promptly return any such Erroneously Awarded Compensation.
8.Executive Representations. The Executive represents and warrants that:
(a)The Executive acknowledges and agrees that he or she have returned to the DiamondRock Group all DiamondRock Group property, including but not limited to security cards, identification badges, credit cards, laptops, printers, fax machines, external media devices, and all documents, files or other written instruments (including copies), whether such material is in paper form or electronic or recorded format. If the Executive discovers that he or she has not returned certain of such property, the Executive shall promptly return or destroy it.
(b)During the course of the Executive’s employment, the Executive did not sustain any injuries for which the Executive might be entitled to compensation pursuant to worker’s compensation law or the Executive has disclosed any injuries of which the Executive is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law.
(c)The Executive has not initiated any adversarial proceedings of any kind against the DiamondRock Group or, in their capacities as such, against any other person released herein, nor will the Executive do so in the future, except as specifically allowed by this Agreement.
9.Nonadmission of Wrongdoing. The parties stipulate that this Agreement does not constitute an admission of liability, does not constitute any factual or legal precedent whatsoever; and may not be used as evidence in any subsequent proceeding of any kind, except in an action alleging a breach of this Agreement or the Severance Agreement.
10.Remedies. Nothing in this Agreement shall be construed to limit any damages or remedies, including injunctive relief, to which such party may be entitled under applicable law based upon a breach of this Agreement or the Severance Agreement.
11.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
12.Entire Agreement. This Agreement and the Severance Agreement, together with any indemnification agreement between the Executive and the REIT entered into in connection

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with the Executive’s employment, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof. There have been no representations or warranties made by any party other than the representations and warranties contained herein and therein.
13.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the REIT and the Executive. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is charged.
14.Governing Law and Forum. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of [____], without regard to its conflicts of laws principles, by a court of competent jurisdiction located within the State of [____].
15.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the REIT may be merged or which may succeed to its assets or business or any entity to which the REIT may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by the Executive.
16.Waiver. No delays or omission by the REIT or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the REIT or the Executive on any one occasion shall be effective only in that instance (and only if in writing and signed by an authorized agent of the REIT) and shall not be construed as a bar or waiver of any right on any other occasion.
17.Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
18.Severability; Judicial Modification. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. In the event that any portion or provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be invalid, illegal or otherwise unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be reformed and deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable and shall be enforced by said court or arbitrator accordingly.
19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
20.Acknowledgement of Understanding and Revocation Rights.1
(a)The Executive acknowledges that the REIT is being induced to provide the Executive with the payments, benefits, and other consideration under this Agreement by the
1 Provisions to be updated depending on the Executive’s age at termination and whether the termination is a “group termination.”

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Executive’s promises, including the general release in Section 4 above. The Executive further acknowledges that the Executive was provided with this Agreement on [Date] and the Executive was given at least [twenty-one (21)][forty-five (45)] days’ time in which to consider it (the “Review Period”). If the Executive chooses to accept the terms and conditions of this Agreement, the Executive must sign and return the Agreement to [Name] in hard copy or by PDF to [Email] on or before the expiration of the Review Period.
(b)The Executive further acknowledges that the REIT has advised the Executive that the Executive is waiving his or her rights under the ADEA, and that the Executive has a right to and should consult with an attorney of his or her choice before signing this Agreement, and the Executive has had sufficient time to consider the terms of this Agreement. The Executive represents and acknowledges that if the Executive executes this Agreement before the Review Period has elapsed, the Executive does so knowingly, voluntarily, and upon the advice and with the approval of his or her legal counsel (if any), and that the Executive voluntarily waives any remaining consideration period.
(c)The Executive understands that he or she will have the right to revoke this Agreement after signing it by sending written notice of revocation to [Name] at the address above, no later than seven (7) calendar days after the Executive signs this Agreement. The Executive acknowledges that this Agreement shall not be effective or enforceable until the 7-day revocation period expires. This Agreement shall become effective on the first business day after the expiration of such 7-day revocation period (the “Effective Date”). The offer of severance pay, benefits, and other consideration set forth in this Agreement will expire upon the expiration of the Review Period, if this Agreement is not accepted and returned by the Executive on or before that date or if the Executive revokes this Agreement prior to the Effective Date. In the event the Effective Date does not occur on or before the date that is [thirty (30)][sixty (60)] days following the Date of Termination, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the Review Period.
(d)The Executive understands that he or she may not sign this Agreement before the Date of Termination.
21.Knowing and Voluntary Release. The Executive agrees that he or she is signing this Agreement voluntarily and of his or her own free will and not because of any threats or duress. The Executive fully understands the meaning and intent of this Agreement, and has had an opportunity to discuss fully and review the terms of this Agreement with an attorney of his or her choice. The Executive agrees that he or she has carefully read this Agreement and understands its contents, freely and voluntarily assent to all terms and conditions contained in this Agreement, sign his or her name of the Executive’s own free will, and intends to be legally bound by this Agreement’s terms.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.
THE EXECUTIVE UNDERSTANDS THAT HE OR SHE MAY NOT SIGN THIS AGREEMENT BEFORE THE DATE OF TERMINATION.
Agreed to by Employee:

[Name]         Date
Agreed to by DiamondRock:
By:
[Name]         Date
[Title]

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Schedule of Material Differences

Below are the material differences in the Form of Severance Agreement, dated as of February 28, 2025 by and between DiamondRock Hospitality Company and each of Jeffrey J. Donnelly, Justin L. Leonard, Briony R. Quinn and Anika C. Fischer:

Executive Officer	Title	Cash Severance Benefits
Jeffrey J. Donnelly Justin L. Leonard Briony R. Quinn	Chief Executive Officer President and Chief Operating Officer EVP, Chief Financial Officer and Treasurer
On a termination due to a change in control, lump sum payment equal to three times the sum of (x) his/her then current base salary and (y) his/her target bonus under our annual cash incentive compensation program.

On a termination without cause or for Good Reason, lump sum payment equal to two times the sum of (x) his/her then current base salary and (y) his/her target bonus under our annual cash incentive compensation program.

Anika C. Fischer	SVP, General Counsel and Secretary	On a termination due to a change in control or termination without cause or for Good Reason, lump sum payment equal to one and a half times the sum of (x) her then current base salary and (y) her target bonus under our annual cash incentive compensation program.

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